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Exhibit 10.10

OMNIBUS AGREEMENT
among
CONTINENTAL RESOURCES, INC.
HILAND PARTNERS, LLC
HAROLD HAMM
HILAND PARTNERS GP, LLC
CONTINENTAL GAS HOLDINGS, INC.
and
HILAND PARTNERS, LP

OMNIBUS AGREEMENT

        THIS OMNIBUS AGREEMENT ("Agreement") is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Continental Resources, Inc., an Oklahoma corporation ("Continental Resources"), Hiland Partners, LLC, an Oklahoma limited liability company ("Hiland"), Harold Hamm, an individual residing in Enid, Oklahoma ("Mr. Hamm"), Hiland Partners GP, LLC, a Delaware limited liability company (the "General Partner"), Continental Gas Holdings, Inc., a Delaware corporation ("Continental Holdings") and Hiland Partners, LP, a Delaware limited partnership (the "Partnership"). The above-named entities are sometimes referred to in this Agreement each as a "Party" and collectively as the "Parties."

R E C I T A L S:

        1.     The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to those business opportunities that the Hamm Entities (as defined herein) will not engage in during the term of this Agreement.

        2.     The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.

        3.     The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by Continental Resources for and on behalf of the Partnership Group (as defined herein).

        4.     The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article V, with respect to the Partnership Group's option to purchase the Bakken Gathering System (as defined herein).

        In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions

        1.1   Definitions.

        As used in this Agreement, the following terms shall have the respective meanings set forth below:

        "Affiliate" is defined in the Partnership Agreement.

        "Assets" means all assets conveyed, contributed, or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement prior to or on the Closing Date and any assets acquired by the Partnership Group pursuant to the exercise of the purchase option granted under Article V.

        "Bakken Gathering System" means the natural gas gathering system in eastern Montana owned by Hiland and described further on Schedule I.

        "Closing Date" means the date of the closing of the Partnership's initial public offering of Common Units

        "Common Units" is defined in the Partnership Agreement.

        "Conflicts Committee" is defined in the Partnership Agreement.

        "Construction Cost" means all costs associated with developing, designing, building and financing Subject Assets, including, without limitation, any costs to acquire related real property or necessary rights of way and any internal costs incurred to compensate employees for time spent on developing, designing, building and financing Subject Assets.

        "Continental Gas" means Continental Gas, Inc., an Oklahoma corporation.

        "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among Continental Gas, Hiland, the Hamm Parties, the Harold Hamm HJ Trust, the Harold Hamm DST Trust, the General Partner, the Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

        "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

        "General Partner" is defined in the introduction to this Agreement.

        "Hamm Control Person means (i) any of the Harold Hamm HJ Trust, the Harold Hamm DST Trust, Harold Hamm, any of his children, his spouse or any of his children's spouses (but excluding former spouses and spouses of any of his deceased children) and (ii) any Person controlled, directly or indirectly, by any Person specified in the preceding clause (i), other than a Partnership Entity.

        "Hamm Entities" means each Hamm Party and any Person controlled, directly or indirectly, by any Hamm Party or combination of Hamm Parties other than the Partnership Entities; and "Hamm Entity" means any of the Hamm Entities.

        "Hamm Parties" means Harold Hamm and each of Continental Resources and Hiland for so long as such entity is controlled, directly or indirectly, by a Hamm Control Person or any combination of Hamm Control Persons.

        "Indemnified Party" means each Partnership Group Member in its capacity as a party entitled to indemnification in accordance with Article III.

        "Indemnifying Party" means each of Continental Resources, Hiland and Continental Holdings, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.

        "Limited Partner" is defined in the Partnership Agreement.

        "Offer" is defined in Section 2.3(b).

        "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Hiland Partners, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

        "Partnership Entities" means the General Partner and each member of the Partnership Group.

        "Partnership Entity" means any of the Partnership Entities.

        "Partnership Group" means the Partnership and its subsidiaries.

        "Partnership Group Member" means any member of the Partnership Group.

        "Party" and "Parties" are defined in the introduction to this Agreement.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Restricted Businesses" is defined in Section 2.1.

        "Subject Assets" is defined in Section 2.2(f).

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Transfer" including the correlative terms "Transferring" or "Transferred"means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of the Assets.

        "Units" is defined in the Partnership Agreement.

        "Voting Securities" means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

ARTICLE II
Business Opportunities

        2.1   Restricted Businesses.    Subject to Section 2.6, and except as permitted by Section 2.2, each Hamm Party shall be prohibited from engaging in, and the Hamm Parties shall cause each Hamm Entity not to engage in, whether by acquisition, construction, investment in debt or equity interests of any Person or otherwise, any of the following businesses (the "Restricted Businesses"): the gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of natural gas liquids ("NGLs") in North America, and constructing, buying or selling any assets related to the foregoing businesses.

        2.2   Permitted Exceptions.    Notwithstanding any provision of Section 2.1 to the contrary, the Hamm Entities may engage in the following activities under the following circumstances:

          (a)   the ownership and/or operation of the Bakken Gathering System (including replacements of and modifications or additions to the Bakken Gathering System);

          (b)   any business that is primarily related to the exploration for and production of oil or natural gas and the sale and marketing of oil and natural gas derived from such exploration and production activities;

          (c)   any Restricted Business that was engaged in by a Hamm Entity on the date of this Agreement; provided, however, that any future acquisitions or opportunities related to such Restricted Business shall be subject to the procedures set forth in Section 2.3;

          (d)   the purchase and ownership of not more than five percent of any class of securities of any entity engaged in the Restricted Business (but without otherwise participating in the activities of such entity);

          (e)   any Restricted Business conducted by a Hamm Entity with the approval of the Conflicts Committee;

          (f)    the ownership and/or operation of any asset or group of related assets used in the activities described in Section 2.1 that are acquired or constructed by a Hamm Entity after the Closing Date (the "Subject Assets") if, in the case of an acquisition, the fair market value of the Subject Assets (as determined in good faith by the board of directors or other comparable governing body of such Hamm Entity), or, in the case of construction, the estimated Construction Cost of the Subject Assets (as determined in good faith by the board of directors or other comparable governing body of such Hamm Entity), is less than $5 million at the time of such acquisition or completion of construction, as the case may be;

          (g)   the ownership and/or operation of any Subject Assets acquired by a Hamm Entity after the Closing Date with a fair market value (as determined in good faith by the board of directors or other comparable governing body of such Hamm Entity) equal to or greater than $5 million at the time of the acquisition; provided, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets; and

          (h)   the ownership and/or operation of any Subject Assets constructed by a Hamm Entity after the Closing Date with a Construction Cost (as determined in good faith by the board of directors or other comparable governing body of such Hamm Entity) equal to or greater than $5 million at the time of completion of construction that the Partnership has been offered the opportunity to purchase in accordance with Section 2.3 and the Partnership (with the concurrence of the Conflicts Committee) has elected not to purchase.

        2.3   Procedures.

          (a)   If a Hamm Entity becomes aware of an opportunity to acquire Subject Assets with a fair market value (as determined in good faith by the board of directors or other comparable governing body of such Hamm Entity) equal to or greater than $5 million that it is interested in pursuing, then, subject to Section 2.3(b), as soon as practicable thereafter, such Hamm Entity shall notify the General Partner, in writing, of such opportunity and deliver to the General Partner all information prepared by or on behalf of such Hamm Entity relating to such opportunity. As soon as practicable, but in any event within 30 days after receipt of such written notification and information, the General Partner, on behalf of the Partnership, shall notify the Hamm Entity, in writing, that either (i) the General Partner, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) not to cause a Partnership Group Member to pursue the opportunity to purchase the Subject Assets, or (ii) the General Partner, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to pursue the opportunity to purchase the Subject Assets. If, at any time, the General Partner abandons such opportunity with the approval of the Conflicts Committee (as evidenced in writing by the General Partner following the request of the Hamm Entity), the Hamm Entity may pursue such opportunity. Any Subject Assets that are permitted to be acquired by a Hamm Entity must be so acquired (i) within 12 months of the later to occur of (A) the date that the Hamm Entity becomes able to pursue such acquisition in accordance with the provisions of this Section 2.3(a), and (B) the date upon which all required governmental approvals to consummate such acquisition have been obtained, and (ii) on terms not more favorable in any material respect to the Hamm Entity than were offered to the Partnership. If either of these conditions are not satisfied, the opportunity must be reoffered to the Partnership in accordance with this Section 2.3(a).

          (b)   Notwithstanding Section 2.3(a), in the event that a Hamm Entity becomes aware of an opportunity to make an acquisition that includes both Subject Assets and assets that are not Subject Assets and the Subject Assets have a fair market value (as determined in good faith by the board of directors or other comparable governing body of such Hamm Entity) equal to or greater than $5 million but comprise less than half of the fair market value (as determined in good faith by the board of directors or other comparable governing body of such Hamm Entity) of the total assets being considered for acquisition, then the Hamm Entity may make such acquisition without first offering the opportunity to the Partnership as long as it complies with the following procedures:

            (i)    Within 90 days after the consummation of such an acquisition, the Hamm Entity shall notify the General Partner in writing of such acquisition and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3(b) (the "Offer"). The Offer shall set forth the terms relating to the purchase of the Subject Assets and, if any Hamm Entity desires to utilize the Subject Assets, the Offer will also include the commercially reasonable terms on which the Partnership Group will provide services to the Hamm Entity to enable the Hamm Entity to utilize the Subject Assets. As soon as practicable, but in any event within 30 days after receipt of such written notification, the General Partner shall notify the Hamm Entity in writing that either (x) the General Partner, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Hamm Entity shall be forever free to continue to own or operate such Subject Assets, or (y) the General Partner, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to purchase the Subject Assets, in which event the following procedures shall apply.

            (ii)   If the Hamm Entity and the General Partner (with the concurrence of the Conflicts Committee) within 60 days after receipt by the General Partner of the Offer are able to agree on the fair market value of the Subject Assets that are subject to the Offer and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to the Hamm Entity to enable it to utilize the Subject Assets, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Hamm Entity to provide services in a manner consistent with the Offer.

            (iii)  If the Hamm Entity and the General Partner (with the concurrence of the Conflicts Committee) are unable to agree within 60 days after receipt by the General Partner of the Offer on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to the Hamm Entity to enable it to utilize the Subject Assets, the Hamm Entity and the General Partner will engage a mutually agreed upon investment banking firm to determine the fair market value of the Subject Assets and/or the other terms on which the General Partner and the Hamm Entity are unable to agree. Such investment banking firm will determine the fair market value of the Subject Assets and/or the other terms on which the General Partner and the Hamm Entity are unable to agree within 30 days of its engagement and furnish the Hamm Entity and the General Partner its determination. The fees of the investment banking firm will be split equally between the Hamm Entity and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and the Hamm Entity are unable to agree, the General Partner will have the right, but not the obligation, subject to the approval of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm. The Partnership Group Member will provide written notice of its decision to the Hamm Entity within 30 days after the investment banking firm has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the Hamm Entity to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm, if applicable.

          (c)   In the event that a Hamm Entity desires to construct Subject Assets with an estimated Construction Cost (as determined in good faith by the board of directors or other comparable governing body of such Hamm Entity) equal to or greater than $5 million, then the Hamm Entity may construct such Subject Assets as long as it complies with the following procedures:

            (i)    Within 90 days after the completion of construction by a Hamm Entity of the Subject Assets, the Hamm Entity shall notify the General Partner in writing of such construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3(c) (the "Construction Offer"). The Construction Offer shall set forth the Hamm Entities' good faith estimate of the actual Construction Cost for the Subject Assets incurred by the Hamm Entities (the "Actual Construction Cost"), which shall constitute the proposed purchase price for the Subject Assets, together with the other proposed terms relating to the purchase of the Subject Assets, and, if any Hamm Entity desires to utilize the Subject Assets, the Construction Offer will also include the commercially reasonable terms on which the Partnership Group will provide services to the Hamm Entity to enable the Hamm Entity to utilize the Subject Assets. As soon as practicable, but in any event within 30 days after receipt of such written notification, the General Partner shall notify the Hamm Entity in writing that either (x) the General Partner, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Hamm Entity shall be forever free to continue to own or operate such Subject Assets, or (y) the General Partner, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to purchase the Subject Assets, in which event the following procedures shall apply.

            (ii)   If the Hamm Entity and the General Partner (with the concurrence of the Conflicts Committee) within 60 days after receipt by the General Partner of the Construction Offer are able to agree on the Actual Construction Cost of the Subject Assets that are subject to the Construction Offer and the other terms ("Other Terms") of the Construction Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to the Hamm Entity to enable it to utilize the Subject Assets, a Partnership Group Member shall purchase the Subject Assets for the agreed upon Actual Construction Cost as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Hamm Entity to provide services in a manner consistent with the Construction Offer.

            (iii)  If the Hamm Entity and the General Partner (with the concurrence of the Conflicts Committee) are unable to agree within 60 days after receipt by the General Partner of the Construction Offer on the Actual Construction Cost of the Subject Assets that are subject to the Construction Offer, the Hamm Entity and the General Partner will engage a mutually agreed upon nationally recognized accounting firm, other than any such accounting firm that has served as either Person's independent auditors within the past three years, to determine the Actual Construction Cost of the Subject Assets. Such accounting firm will determine the Actual Construction Cost of the Subject Assets within 30 days of its engagement and furnish the Hamm Entity and the General Partner its determination, which determination shall be a final and binding determination of the Actual Construction Cost. The fees of the accounting firm will be split equally between the Hamm Entity and the Partnership Group.

            (iv)  If the Hamm Entity and the General Partner are unable to agree within 60 days after receipt by the General Partner of the Construction Offer on all of the Other Terms, the Hamm Entity and the General Partner will obtain a good faith proposal from a mutually agreed upon third party engaged in the business to which such Other Terms relate in order to determine the Other Terms on which the General Partner and the Hamm Entity are unable to agree. Such third party will submit a good faith proposal regarding the Other Terms on which the General Partner and the Hamm Entity are unable to agree within 30 days of its engagement and furnish the Hamm Entity and the General Partner its proposal, which determination shall be a final and binding determination of the Other Terms. The fees of the third party will be split equally between the Hamm Entity and the Partnership Group.

            (v)   Once the Actual Construction Cost and the Other Terms have been finally determined pursuant to clauses (ii), (iii) or (iv) above, the General Partner will have the right, but not the obligation, subject to the approval of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Construction Offer as modified by the determination of the accounting firm and/or the third party submitting a proposal, as applicable. The Partnership Group Member will provide written notice of its decision to the Hamm Entity within 30 days after the later of the date on which the accounting firm and/or the third party submitting a proposal, as applicable, has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Construction Offer as modified by the determination of the accounting firm and/or the third party submitting a proposal as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the Hamm Entity to provide services in a manner consistent with the Construction Offer, as modified by the determination of the third party submitting a proposal, if applicable.

        2.4   Scope of Prohibition.    Except as provided in this Article II and the Partnership Agreement, each Hamm Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

        2.5   Enforcement.    Each Hamm Party agrees and acknowledges that the Partnership Group does not have an adequate remedy at law for the breach by the Hamm Entities of the covenants and agreements set forth in this Article II, and that any breach by any of the Hamm Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. Each Hamm Party further agrees and acknowledges that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin any of the Hamm Entities from such breach, and consents to the issuance of injunctive relief under this Agreement.

        2.6   Termination.    This Article II shall terminate on the first to occur of the following: (i) the first day on which no Hamm Control Person nor any combination of Hamm Control Persons controls the Partnership, (ii) the death of Harold Hamm and (iii) the fifth anniversary of the date of this Agreement.

ARTICLE III
Indemnification

        3.1   Continental Gas and Hiland Indemnification.    Continental Resources, Hiland and Continental Holdings shall jointly and severally indemnify, defend and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney's and expert fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of all federal, state and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date, including any such income tax liabilities that may result from the consummation of the formation transactions contemplated by the Contribution Agreement.

        3.2   Continental Resources Indemnification.    Continental Resources shall indemnify, defend and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of Continental Gas'

ownership, operation or distribution of the properties and assets (and related rights and obligations) distributed by Continental Gas to Continental Resources in 2004.

        3.3   Indemnification Procedures.

          (a)   The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the applicable Indemnifying Party, specifying the nature of and specific basis for such claim.

          (b)   The Indemnifying Party or Indemnifying Parties shall have the right to control at its sole cost and expense all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

          (c)   The Indemnified Party agrees to cooperate fully with each Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to each Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to each Indemnifying Party of any files, records or other information of the Indemnified Party that any Indemnifying Party reasonably considers relevant to such defense and the making available to each Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith each Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.3 In no event shall the obligation of the Indemnified Party to cooperate with each Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

          (d)   In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

          (e)   The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.

          (f)    In no event shall any Indemnified Party be permitted to make any claim under Section 3.2 unless the Indemnified Party provides notice of such claim to the Indemnifying Party on or before the fifth anniversary of the date of this Agreement.

ARTICLE IV
General and Administrative Expenses

        For a period of two years from the Closing Date, Continental Resources shall continue to provide the Partnership Group the general and administrative services that Continental Resources has provided to Continental Gas and Hiland since January 1, 2004, including but not limited to the general and administrative services listed in Schedule II to this Agreement (the "Services"). Continental Resources shall exercise at least the same degree of care, skill and prudence in providing the services as customarily exercised by it for its own operations. In consideration for the providing of the Services, the Partnership will pay Continental Resources a fee equal to the lesser of (i) Continental Resources' actual cost of providing the Services and (ii) $50,000, payable annually.

ARTICLE V
Purchase Option

          5.1   Option to Purchase the Bakken Gathering System by the Partnership Group.

          (a)   Hiland hereby grants to the Partnership Group the unconditional right and exclusive option for a period of two years from the Closing Date to purchase for fair market value at the time of purchase (in accordance with Section 5.2) all of Hiland's right, title and interest in, to and under the Bakken Gathering System.

          (b)   The Parties acknowledge that any potential transfer of the Bakken Gathering System pursuant to this Article V is subject to obtaining any and all required written consents of governmental authorities.

          (c)   Hiland hereby (i) represents and warrants that there are no rights of first refusal to purchase the Bakken Gathering System; and (ii) covenants and agrees that, subject to Section 5.2(c), Hiland will not transfer or grant any right or option to purchase the Bakken Gathering System, other than to a Partnership Group Member, during a period of two years from the Closing Date.

        5.2   Procedures.

          (a)   If a Partnership Group Member decides to exercise the option to purchase the Bakken Gathering System, it will provide written notice to Hiland stating its intention to exercise the option to purchase the Bakken Gathering System. Within 30 days following receipt of such notice by Hiland, Hiland shall propose to the Partnership Group Member, in writing, a fair market value for the Bakken Gathering System, taking into account the terms of sale contained herein. The decision to purchase the Bakken Gathering System, the fair market value to be paid for the Bakken Gathering System and the other terms of the purchase shall be approved by the Conflicts Committee. If the Partnership Group Member and Hiland are unable to agree on the fair market value of the Bakken Gathering System within 30 days after the Partnership Group Member's receipt of Hiland's proposal, the Partnership Group Member and Hiland will engage a mutually-agreed-upon investment banking firm to determine the fair market value of the Bakken Gathering System. Such investment banking firm will determine the fair market value of the Bakken Gathering System within 30 days of its engagement and furnish Hiland and the General Partner its determination. The fees of the investment banking firm will be split equally between Hiland and the Partnership Group. Once the investment banking firm submits its determination of the fair market value of the Bakken Gathering System, the Partnership Group Member will have the right, but not the obligation, subject to the approval of the Conflicts Committee, to purchase the Bakken Gathering System on the terms as modified by the determination of the investment banking firm. The Partnership Group Member will provide written notice of its decision to Hiland within 30 days after the investment banking firm has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Bakken Gathering System.

          (b)   If a Partnership Group Member chooses to exercise its option to purchase the Bakken Gathering System under Section 5.2(a), this Agreement shall become a contract of sale and purchase for the Bakken Gathering System pursuant to which Hiland shall be obligated to sell the Bakken Gathering System to the Partnership Group Member and the Partnership Group Member shall be obligated to purchase the Bakken Gathering System from Hiland. The terms of the purchase and sale agreement, unless otherwise agreed to by the Partnership Group Member (with the consent of the Conflicts Committee) and Hiland, will consist of the following:

            (i)    the Partnership Group Member will deliver a cash purchase price (unless the Partnership Group Member and Hiland agree that the consideration will be paid by means of Units or an interest-bearing promissory note);

            (ii)   Hiland will represent that it has good and indefeasible title to the Bakken Gathering System, subject to all recorded and unrecorded matters and all physical conditions and other matters in existence on the closing date for the purchase of the Bakken Gathering System, plus any other such matters as the Partnership Group Member may approve, which approval will not be unreasonably withheld. If the Partnership Group Member desires to obtain any title insurance with respect to the Bakken Gathering System, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

            (iii)  Hiland will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member's risk and expense, to make such surveys, tests and inspections of the Bakken Gathering System as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the Bakken Gathering System or interfere in any material respect with the activities of Hiland thereon and so long as the Partnership Group Member has furnished Hiland with evidence that adequate liability insurance is in full force and effect;

            (iv)  the Partnership Group Member will have the right to terminate its obligation to purchase the Bakken Gathering System under this Section 5.2(b) if Hiland is not able to make the representations contemplated by Section 5.2(b)(ii) as of the closing date or if the results of any searches, surveys, tests or inspections conducted pursuant to Section 5.2(b)(ii) or (iii) above are, in the reasonable opinion of the Partnership Group Member, unsatisfactory;

            (v)   the closing date for the purchase of the Bakken Gathering System shall occur no later than 90 days following receipt by Hiland of written notice by the Partnership Group Member of its intention to exercise its option to purchase the Bakken Gathering System pursuant to Section 5.2(a);

            (vi)  Hiland shall execute, have acknowledged and deliver to the Partnership Group Member a special warranty deed, assignment of easement, or comparable document, as appropriate, in the applicable jurisdiction, on the closing date for the purchase of the Bakken Gathering System constituting a real property interest conveying the Bakken Gathering System unto the Partnership Group Member free and clear of all encumbrances created by Hiland other than those set forth in Section 5.2(b)(ii) above;

            (vii) the sale of the Bakken Gathering System shall be made on an "as is," "where is" and "with all faults" basis, and the instruments conveying the Bakken Gathering System shall contain appropriate disclaimers;

            (viii) neither Hiland nor the applicable Partnership Group Member shall have any obligation to sell or buy the Bakken Gathering System if any of the material consents referred to in Section 5.1(b) have not been obtained; and

            (ix)  Hiland and the Partnership Group shall cooperate in good faith and use commercially reasonable efforts to obtain all necessary governmental and other third Person approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third Business Day following the expiration of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (c)   If a Partnership Group Member chooses or is deemed to have chosen not to exercise its option to purchase the Bakken Gathering System at the price determined by the investment banking firm under Section 5.2(a), all future rights to purchase the Bakken Gathering System by the Partnership Group will be extinguished.

ARTICLE VI
Miscellaneous

        6.1   Choice of Law; Submission to Jurisdiction.    This Agreement shall be subject to and governed by the laws of the State of Oklahoma, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Oklahoma and to venue in Enid, Oklahoma.

        6.2   Notice.    All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party's signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

  if to Harold Hamm or the Hamm Entities (other than Continental Resources):

    c/o Continental Resources, Inc.
    302 North Independence, Suite 1400
    Enid, Oklahoma 73702
    Attention: Mr. Harold Hamm

  if to Continental Resources:

    Continental Resources, Inc.
    302 North Independence, Suite 1400
    Enid, Oklahoma 73702
    Attention: Mr. Harold Hamm

  if to the Partnership Entities:

    Hiland Partners, LP
    205 West Maple, Suite 110
    Enid, Oklahoma 73701
    Attention: Mr. Randy Moeder

        6.3   Entire Agreement.    This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

        6.4   Amendment or Modification.    This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

        6.5   Assignment.    No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.

        6.6   Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

        6.7   Severability.    If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

        6.8   Further Assurances.    In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

        6.9   Rights of Limited Partners.    The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

        6.10 Successors.    This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

CONTINENTAL RESOURCES, INC.
By:	Harold Hamm Chief Executive Officer
HILAND PARTNERS, LLC
By:	Randy Moeder Chief Executive Officer
HILAND PARTNERS GP, LLC
By:	Randy Moeder President and Chief Executive Officer
CONTINENTAL GAS HOLDINGS, INC.
By:
HILAND PARTNERS, LP
By:	Hiland Partners GP, LLC
By:	Randy Moeder President and Chief Executive Officer
Harold Hamm

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  Exhibit 10.10